Exhibit 99.1

SouthCrest Financial Group, Inc. Announces Second Quarter Earnings

FAYETTEVILLE, GA, (July 28, 2005) – SouthCrest Financial Group, Inc. (SCSG) reported net income of $1,358,000 for the quarter ended June 30, 2005 compared to $875,000 for the same quarter a year ago.  For the six month period ended <?xml:namespace prefix = st1 />June 30, 2005, net income was $2,177,000 compared to $1,797,000 for the same period in 2004.   Most of the increase in net income for both the quarter and year to date compared to the prior year was the result of the Company’s merger with First Polk Bankshares, Inc. on September 30, 2004.  Assets and liabilities, and results of operations for First Polk are only included in the balance sheets and income statements of the Company from the date of merger going forward.  On a per share basis, results were $0.38 per share for the current quarter compared to $0.40 for the same period a year ago, and $0.61 per share for the current year-to-date period compared to $0.82 for the same period in 2004.  Reductions in earnings per share are mostly due to dilution resulting from increased number of shares resulting from the merger with First Polk.  Also, in the first quarter of 2005, the Company recorded an impairment charge on its investment in perpetual preferred stock that amounted to $600,000, or $375,000 net of deferred taxes, which represented $0.105 per share.

Return on average assets was 1.29% for the current quarter compared to 1.40% for the same period in 2004, and 1.05% for the current year-to-date period compared to 1.43% for the same period in 2005.  Return on average equity was 10.42% for the quarter compared to 13.01% in 2004, and 8.46% and 13.49% for the year-to-date periods in 2005 and 2004, respectively.   The Company’s net interest margins have improved, increasing to 4.50% for the second quarter of 2005 from 4.13% in the same period in 2004, and to 4.44% for the year to date 2005 from 4.18% for the same period in 2004.

Total assets at June 30, 2005 were $425.3 million compared to $246.9 million at June 30, 2004, with the increase primarily attributable to the merger with First Polk.  At December 31, 2004 total assets were $407.7 million.  Gross loans (excluding reserves for loan losses) totaled $247.5 million at June 30, 2005 compared to $131.6 million at June 30, 2004, and $229.2 million at December 31, 2004.  Deposits were $364.9 million at June 30, 2005 compared to $216.1 million at June 30, 2004 and $352.3 million at December 31, 2004.  At June 30, 2005, the allowance for loan losses was 1.31% of loans compared to 1.43% of loans at June 30, 2004 and 1.38% at December 31, 2004.  Net chargeoffs were 0.16% and 0.17% of average loans for the six months ended June 30, 2005 and 2004, respectively.  At June 30, 2005, nonperforming assets were $818,000, or 0.19% of total assets, compared to $232,000, or 0.09% of total assets at June 30, 2004 and $562,000, or 0.14% of total assets at December 31, 2004.

During the quarter, the Company completed its valuation study of the core deposit intangible asset acquired in connection with its merger with First Polk Bankshares, Inc.  In accordance with accounting requirements, the purchase accounting allocation for this transaction was adjusted to reflect the fair values from this valuation study.  As a result, the core deposit intangible asset was adjusted from $6 million to $2.4 million with the remainder being reallocated to goodwill of $2.7 million and deferred income taxes of $0.9 million.  Such account reclassifications are reflected as of December 31, 2004 and have no effect on shareholders’ equity as previously reported.  The core deposit intangible will be amortized on an accelerated basis with $551,000 expensed in the first year following consummation of the purchase declining to $252,000 in the second year and $199,000 in future years.  The Company will perform impairment testing of goodwill and the core deposit intangible annually as of a September 30 anniversary date.

In a press release dated July 1, 2005, the Company announced that it declared a dividend of $0.12 per share compared to $0.115 per share for the same period a year ago.  The dividend will be paid on July 29, 2005 to shareholders of record as of July 15, 2005.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices.  Bank of Upson, based in Thomaston, Georgia, has two branches in UpsonCounty, three branches in MeriwetherCounty operating as Meriwether Bank & Trust, and one branch in FayetteCounty operating as SouthCrest Bank.  First National Bank of PolkCounty, based in Cedartown, Georgia, operates three branches in PolkCounty.  SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781
doug.hertha@southcrestbank.com

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended June 30			Six Months Ended June 30
	2005	2004	% Change	2005	2004	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$4,315	$2,387	80.8%	$8,461	$4,846	74.6%
Provision for loan losses	152	91	67.0%	273	172	58.7%
Noninterest income	1,229	744	65.2%	1,749	1,458	20.0%
Noninterest expense	3,413	1,799	89.7%	6,814	3,588	89.9%
Income taxes	621	366	69.7%	946	747	26.6%
Net income	1,358	875	55.2%	2,177	1,797	21.1%

PER SHARE INFORMATION
Earnings per share	$0.38	$0.40	-5.2%	$$0.61	$0.82	-26.0%
Dividends per share	0.120	0.115	4.3%	0.240	0.230	4.3%
Book value per share	14.67	12.53	17.1%
Tangible book value per share	12.62	11.02	14.5%

OPERATING RATIOS (1)
Net interest margin	4.50%	4.13%		4.44%	4.18%
Return on average assets	1.29%	1.40%		1.05%	1.43%
Return on average equity	10.42%	13.01%		8.46%	13.49%
Efficiency ratio	61.56%	57.46%		63.03%	56.92%
Net chargeoffs / average loans	0.18%	0.27%		0.16%	0.17%

AVERAGE BALANCES
Loans	$237,533	$131,971	80.0%	$233,226	$130,065	79.3%
Total earning assets	388,665	234,374	65.8%	384,018	233,570	64.4%
Total assets	422,134	252,025	67.5%	417,908	252,476	65.5%
Deposits	365,303	222,383	64.3%	361,528	222,900	62.2%
Shareholders' equity	52,286	27,048	93.3%	51,866	26,783	93.7%

END OF PERIOD BALANCES
Loans	$247,503	$131,603	88.1%
Reserve for loan losses	3,253	1,886	72.5%
Total earning assets	390,336	228,119	71.1%
Intangible assets	7,325	3,298	122.1%
Total assets	425,335	246,916	72.3%
Deposits	364,871	216,101	68.8%
Shareholders' equity	52,400	27,322	91.8%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$386	$163
Nonaccrual Loans	177	-
Other Real Estate Owned	255	69
Total nonperforming assets	818	232
Allowance for loan losses / total loans	1.31%	1.43%
Nonperforming assets / total assets	0.19%	0.09%

(1) All ratios are annualized.